Exhibit 8.1

List of the Registrant’s Principal Subsidiaries and Consolidated Affiliated Entities

Name	Jurisdiction of Incorporation	Direct Parent Company of the Subsidiary and its Jurisdiction of Incorporation
Subsidiaries:
TAL Holding Limited	Hong Kong	TAL Education Group(Cayman)
Beijing Century TAL Education Technology Co., Ltd.	PRC	TAL Holding Limited(Hong Kong)
Beijing Xintang Sichuang Education Technology Co., Ltd.	PRC	TAL Holding Limited(Hong Kong)
Pengxin TAL Industrial Investment (Shanghai) Co., Ltd.*	PRC	Beijing Century TAL Education Technology Co., Ltd. (PRC)
Variable Interest Entities:
Beijing Xueersi Education Technology Co., Ltd.**	PRC
Beijing Xueersi Network Technology Co., Ltd.**	PRC
Xinxin Xiangrong Education Technology (Beijing) Co., Ltd.**	PRC
Affiliated Entities:
Shidai TAL Education Technology (Beijing) Co., Ltd.	PRC	Xinxin Xiangrong Education Technology (Beijing) Co., Ltd.(PRC)
TAL Education Technology (Jiangsu) Co., Ltd.	PRC	Xinxin Xiangrong Education Technology (Beijing) Co., Ltd.(PRC)
TAL Training School (Shanghai) Co., Ltd.	PRC	Xinxin Xiangrong Education Technology (Beijing) Co., Ltd.(PRC)

*

Pengxin TAL Industrial Investment (Shanghai) Co., Ltd. had the following wholly owned subsidiaries as of February 28, 2022, all of which are formed in the PRC: (1) 25 schools; and (2) 7 subsidiaries that operate TAL’s learning services under the brand Xueersi.

**

Xueersi Education, Xueersi Network, and Xinxin Xiangrong had the following subsidiaries as of February 28, 2022 all of which are formed in the PRC: (1) 244 schools; and (2) 90 subsidiaries that operate TAL’s learning services under the brand Xueersi. These three VIEs wholly owned 89 subsidiaries and owned majority equity of the remaining one subsidiary.